At the Company At The Piacente Group

Michael Black Brandi Piacente/E.E. Wang

Cambridge Display Technology +1 (212) 481-2050

Tel: +44 1954 713600 brandi@tpg-ir.com/ee@tpg-ir.com

Fax: +44 1954 713620

investors@cdtltd.co.uk

Cambridge Display Technology Announces Financial Results

for Fiscal 2006

CAMBRIDGE, United Kingdom, March 1, 2007 -- Cambridge Display Technology, Inc. (Nasdaq: OLED), a pioneer in the development of polymer organic light emitting diode (P-OLED) technology, today reported its financial results for the fourth quarter of 2006 and year ended December 31, 2006.

The fourth quarter was the Company's highest revenue-generating quarter of 2006, with revenues of $3.3 million, as compared with $7.3 million for same period in 2005, and $0.9 million for the third quarter of 2006. Total cash and current marketable securities increased by $3.7 million during the quarter.

Total revenues for 2006 were $7.9 million, compared with $18.1 million for 2005 when the Company recorded revenues from the sale of nine ink jet printers and from two large technology services and development contracts.

Gross Profit fell from $8.4 million in 2005 to $4.9 million in 2006 due to lower revenues being recognized, but the gross profit margin increased from 46% to 62%.

Research and Development expenses for 2006 were $13.2 million, down from $16.1 million in 2005. R&D expenses were impacted primarily by an increase of $6.5 million in reimbursement of R&D expenses due to 2006 being the first full year of R&D reimbursement by Sumation, the Company's 50%-owned joint venture with Sumitomo Chemical formed in November 2005, partially offset by an increase of $0.5 million in stock compensation expenses and $3.1 million in increased expenses related to standalone research projects.

Selling, General and Administrative expenses for 2006 decreased to $15.9 million, from $17.4 million in 2005, when the Company recorded an impairment charge of $1.6 million for promissory notes held by the Company. During 2006, the Company also reduced SG&A expenses by eliminating $0.7 million in administrative and credit line expenses and by charging $0.6 million of SG&A expense to Sumation. Offsetting these net decreases in expenses were an increase of $1.0 million in impairment charges related to marketable securities held by the Company in a licensee and an increase of $0.4 million in stock compensation and legal expenses.

Equity in loss of affiliates increased to $6.4 million in 2006, from $3.8 million in 2005. The 2005 figure includes the last period of 50% ownership in Litrex and 2006 includes the first full year of 50% ownership in Sumation.

Net loss increased to $27.5 million in 2006, from $13.8 million in 2005.

Total deferred revenues at the end of 2006 were $4.0 million higher than at the end of 2005, due to the deferral of revenue received from a major license which was sold in September 2006, because revenues from that licensee are being spread over time rather than being recognised on receipt.

Total cash and current marketable securities was $19.3 million at December 31, 2006, as compared with $31.3 million at December 31, 2005.

Chairman and CEO Dr. David Fyfe commented: "Our revenues for 2006 were impacted by a slow down in discretionary R&D spending in the display industry but also by sales that we did make being affected by revenue recognition rules regarding linked transactions. During 2006 we made highly gratifying progress in accelerating development of P-OLED lifetimes and efficiencies through our 50% joint venture, Sumation. We also successfully demonstrated a new technology - Total Matrix AddressingTM, or TMATM, - which we are very hopeful will open up a major new revenue stream as well as enhance the attractiveness of our technology for production of passive-matrix displays. We followed up positive industry reception of this demonstration with the acquisition of the OLED driving chip development team from Next Sierra, Inc. of Mountain View, California, in a non-cash stock for assets transaction. We are pleased to report that this team is already accelerating our progress in getting TMA to the next stage of demonstration and sampling of chips to potential customers. Finally, we were pleased to achieve positive cash flow in the fourth quarter, primarily as a result of the major new license granted in Q3, which signified the establishment of an important new relationship with a "Tier One" player in the FPD industry."

The financial statements of the Company for the year ended December 31, 2006 are included in the Company's Annual Report on Form 10-K, which can be accessed through the Internet at www.cdtltd.co.uk.

The Company draws the attention of investors to Part 1, Item 3 of its Annual Report on Form 10-K, which describes litigation of a lease dispute currently being tried in federal court and for which a verdict is expected within the next ten days.

The Company will be holding a conference call to discuss the financial results included in this news release. Interested investors may listen to a live web cast on today, March 1, 2007 at 5:00PM EST/2:00PM PST (10:00PM GMT). This call, as well as a copy of the Company's Annual Report on Form 10-K, can be accessed through the Internet at www.cdtltd.co.uk.

About CDT

Cambridge Display Technology is a pioneer in the research, development and commercialization of polymer organic light emitting diodes (P-OLEDs) and other related technologies, which are targeted for use in a wide range of electronic display products used for information management, communications and entertainment. Features include reduced power consumption, size, thickness and weight, wide viewing angle, superior video imaging performance and the potential for use on flexible display substrates. Current CDT licensees are actively developing their manufacturing strategies. Founded in 1992, the Company is headquartered in Cambridge, UK and listed on the NASDAQ Global Market under the ticker symbol "OLED".

The Company's website is www.cdtltd.co.uk

Statements contained in this press release that are not historical facts are "forward-looking statements" and their presence may be indicated by words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "seek," "will" and "may," as well as the negative thereof and similar expressions. There can be no assurance that future developments affecting Cambridge Display Technology, Inc. and its subsidiaries will be those anticipated by management. Among the factors, risks and uncertainties that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements are the following: the outcomes of the Company's ongoing and future research and development activities, as well as those of its licensees; the Company's ability to form and continue strategic relationships with manufacturers of P-OLED materials and displays; the successful commercialization of products that include the Company's P-OLED technology by its licensees; the willingness of the Company's manufacturers and licensees to continue to develop, manufacture and sell commercial products integrating the Company's technology; the future demand for products using the Company's P-OLED technology; the comparative advantages and disadvantages of any competing technologies; the Company's ability to maintain and improve its competitive position following the expiration of its fundamental patents; the adequacy of protections afforded to the Company by the patents that it owns or licenses and the cost to the Company of enforcing these patents; the Company's ability to obtain, expand and maintain patent protection in the future and to protect its unpatentable intellectual property; developments in and expenses associated with resolving matters currently in litigation; and the Company's future capital requirements and its ability to obtain additional financing when needed, which would affect its ability to continue the research, development and commercialization of its P-OLED technology and other related technologies and as a going concern. Readers should also consider the additional factors described under the captions "Cautionary Statement Concerning Forward-Looking Statements" and "Risk Factors" in the Company's 10-K and 10-Q reports filed with the SEC. Investors should not place undue reliance on such forward-looking statements and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Consolidated Balance Sheets
	December 31,
	2006	2005
	(in thousands, except for share information)
ASSETS
Current assets:
Cash and cash equivalents	$ 12,015	$ 31,263
Marketable securities	7,252	-
Inventory	30	32
Accounts receivable, net	187	2,266
Taxes receivable	1,861	2,045
Prepaid expenses and other current assets	1,680	2,473
Total current assets	23,025	38,079
Property, equipment and leasehold improvements, net	9,579	13,593
Investments in affiliates	3,951	1,899
Marketable securities	298	633
Goodwill	65,612	65,612
Other intangible assets, net	1,484	2,897
Other non-current assets	20	-
Total assets	$ 103,969	$ 122,713

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$ 6,597	$ 7,910
Deferred revenue	5,143	1,290
Due to affiliate	95	52
Taxes payable	-	6
Other current liabilities	2,109	-
Total current liabilities	13,944	9,258

Deferred revenue, non-current	193	-

Other liabilities	596	567

Commitments and contingencies (Note 13)	-	-

Common shareholders' equity:
Preferred stock, voting $0.01 par value, 46,667 authorized,
none issued or outstanding	-	-
Common stock, $0.01 par value, 100,000,000 shares authorized
21,674,703 issued and 21,483,205 outstanding at December 31, 2005,
21,874,998 issued and 21,602,062 outstanding at December 31, 2006	216	215
Additional paid-in capital	284,531	287,514
Deferred compensation	-	(6,082)
Accumulated other comprehensive loss	(271)	(1,052)
Accumulated deficit	(195,240)	(167,707)
Total common shareholders' equity	89,236	112,888
Total liabilities and shareholders' equity	$ 103,969	$ 122,713

Consolidated Statements of Operations
	Year ended December 31
	2006	2005	2004
	(in thousands, except per share amounts)
Operating revenues:
License fees and royalties	$ 3,176	$ 3,285	$ 6,791
Other license related	-	-	900
Technology services and development	2,943	7,478	4,982
Equipment and supplies	1,817	7,330	613
Total operating revenues	7,936	18,093	13,286
Cost of sales:
License fees and royalties	42	47	186
Other license related	-	-	9
Technology services and development	1,617	3,798	1,481
Equipment and supplies	1,375	5,880	318
Total cost of sales	3,034	9,725	1,994
Gross profit	4,902	8,368	11,292

Operating expenses:
Research and development expenses	13,188	16,129	14,181
Selling, general and administrative expenses	15,907	17,426	18,751
Amortization of intangibles acquired	1,413	1,580	1,580
Total operating expenses	30,508	35,135	34,512
Loss from operations	(25,606)	(26,767)	(23,220)
Other (expense) / income:
Equity in loss of affiliates	(6,378)	(3,802)	(2,546)
Foreign currency transaction gain / (loss)	1,136	(790)	1,045
Gain on sale of Litrex	969	15,935	-
Other income / (expense)	514	(721)	210
Interest income	988	497	347
Interest expense	-	-	(36)
Total other expense	(2,771)	11,119	(980)
Loss before benefit for income taxes	(28,377)	(15,648)	(24,200)
Benefit for income taxes	(844)	(1,833)	(1,615)
Net loss	(27,533)	(13,815)	(22,585)
Cumulative effect of accounting change	-	-	(12,200)
Net loss	(27,533)	(13,815)	(34,785)
Accretion of preferred stock	-	-	(38,766)
Net loss attributable to common shareholders	$ (27,533)	$ (13,815)	$ (73,551)

Net loss per common share attributable to common shareholders, before
cumulative effect of accounting change, basic and diluted	$ (1.28)	$ (0.71)	$ (6.17)
Net loss per common share attributable to common shareholders due to
cumulative effect of accounting change, basic and diluted	-	-	(1.23)
Net loss per common share attributable to common shareholders, basic
and diluted	$ (1.28)	$ (0.71)	$ (7.40)
Weighted average number of common shares outstanding, basic and
Diluted	21,486	19,543	9,944

Consolidated Statements of Cash Flows
	Year ended December 31
	2006	2005	2004
	(in thousands)
Operating activities
Net loss	$ (27,533)	$ (13,815)	$ (34,785)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property, equipment and leasehold
Improvements	5,397	5,544	6,007
(Gain) / Loss on sale of property, equipment and leasehold improvements	(4)	(21)	132
Gain on sale of Litrex	(969)	(15,935)	-
Effect of exchange rate changes on cash and cash equivalents	(1,109)	111	(254)
Impairment of marketable securities	1,009	-	-
Amortization of other intangible assets	1,413	1,580	1,580
Impairment of promissory notes	-	1,635	-
Non-cash income	(581)	(108)	(30)
Acquired in process R & D	-	-	12,200
Stock compensation expense	3,680	3,086	5,163
Equity in loss affiliates	6,378	3,802	2,546
Changes in operating assets and liabilities:	-	-	-
Accounts and tax receivable	2,263	1,131	(1,651)
Due from affiliates	-	50	21
Inventories and demo machines	2	(32)	-
Prepaid expenses and other assets	773	4,430	(3,979)
Accounts and tax payable and accrued expenses	(1,319)	(688)	2,399
Due to affiliates	43	-	-
Deferred revenue	4,046	(6,446)	4,014
Other current and non-current liabilities	2,138	24	251
Net cash used in operating activities	(4,373)	(15,652)	(6,386)
Investing activities
Acquisition of property, equipment and leasehold improvements	(1,381)	(3,153)	(2,410)
Disposal of property, equipment and leasehold improvements...	2	32	13
Costs related to acquisition of CDT Oxford	-	-	(334)
Disposal of business	969	9,740	-
Investment in affiliates	(8,322)	(2,737)	(85)
Investment in marketable securities	(7,252)	-	(1,129)
Cash of consolidated entity - CDT Oxford	-	-	1,564
Net cash (used in) / generated by investing activities	(15,984)	3,882	(2,381)
Financing activities
Issuance of common stock	-	16,252	25,005
Net cash generated by financing activities	-	16,252	25,005
Effect of exchange rate changes on cash and cash equivalents	1,109	(111)	254
Net (decrease) / increase in cash	(19,248)	4,371	16,492
Cash and cash equivalents-beginning of period	31,263	26,892	10,400
Cash and cash equivalents-end of period	$ 12,015	$ 31,263	$ 26,892
Supplemental disclosures of cash flow information
Interest paid	-	-	$ 36
Taxes (paid)/refunded	$ (166)	$ (176)	$ 18